Exhibit 99.1

NEWS RELEASE
1590 Reed Road, Pennington, NJ 08534 609.730.0400

Ocean Power Technologies Announces Results for the Fiscal Third Quarter Ended January 31, 2016

PENNINGTON, N.J., March 11, 2016 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (Nasdaq:OPTT) today announced financial results for its Fiscal 2016 third quarter ended January 31, 2016.

George H. Kirby, President and Chief Executive Officer of OPT, stated, "During the third quarter, we continued to develop our APB350 PowerBuoy and achieved progress on both the technical and commercial fronts. Our cumulative deployment time for the APB350 (A1) exceeded 125 days, and the PowerBuoy achieved two performance records including generating greater than 1,000 kWh (1MWh) of energy and generating 32 kWh of energy for a 24-hour period. We retrieved the APB350 (A1) in January to repair a component part and we expect to redeploy the A1 and resume sea trials in the near future following completion of repairs. Our Accelerated Life Testing (“ALT”) has provided important data on buoy reliability and life as it validates the PTO design. Our Technical Advisory Panel (“TAP”) has also continued to provide valuable market feedback as we progress toward our goal of 2016 commercialization. We are progressing our work with Gardline Environmental Ltd., one of our TAP members, to jointly investigate innovative ocean observing monitoring and maritime security systems.”

Recent developments at OPT include the partnering with the National Data Buoy Center (“NDBC”) under a Cooperative Research and Development Agreement (“CRADA”) to conduct ocean demonstrations of its innovative Self-Contained Ocean Observing Payload (“SCOOP”) monitoring system integrated into OPT’s APB350 PowerBuoy®. In addition, OPT has entered into a Letter of Intent with Mitsui Engineering and Shipbuilding (MES) to conduct funded pre-work tasks and to negotiate a definitive agreement that would allow for the lease of the APB350 PowerBuoy for a project off the coast of Kozu-island in Japan.

Mr. Kirby continued, "Our next generation APB350 has also shown considerable progress and is expected to feature an enhanced electrical storage system (ESS), a higher efficiency power management system, and "plug and play" capability, making it more flexible for end-user payloads. The enhanced ESS is particularly advantageous for applications that have varying power requirements, including continuous and larger peak loads. Assembly and component testing of portions of the next generation APB350 are currently underway. We anticipate product commercialization to occur in calendar year 2016.

Results for the Third Fiscal Quarter Ended January 31, 2016

For the three months ended January 31, 2016, OPT reported revenue of $5,000, as compared to revenue of $0.3 million for the three months ended January 31, 2015. The decrease in revenues compared with the prior year was primarily related to decreased billable costs on our project with Mitsui Engineering & Shipbuilding ("MES") and with our contract with the U.S. Department of Energy ("DOE"), reflecting our focus on the APB 350. A stage-gate review of the MES project was conducted and is discussed more fully in the MD&A section of our quarterly report on Form 10-Q for the third fiscal 2016 quarter ended January 31, 2016.

The net loss for the three months ended January 31, 2016 was $2.0 million as compared to a net loss of $2.2 million for the three months ended January 31, 2015. The decrease in net loss is primarily due to an increase in income tax benefits and lower selling, general and administrative expenses, and offset in part by higher product development costs. Selling, general and administrative costs were lower due to reduced third party consulting, certain employee-related and patent amortization costs.

Results for the Nine Months Ended January 31, 2016

For the nine months ended January 31, 2016, OPT reported revenue of $0.6 million, as compared to revenue of $3.6 million for the nine months ended January 31, 2015. The decrease in revenue is primarily related to decreased billable work for the DOE, WavePort and MES.

The net loss for the nine months ended January 31, 2016 was $9.1 million, as compared to a net loss of $9.9 million for the nine months ended January 31, 2015. The decrease in the Company's net loss year-over-year primarily reflects increased income tax benefits and lower selling, general and administrative costs in the period, offset in part by higher product development costs. In addition, the prior year period includes a loss related to estimated future project costs associated with our contract with MES. Lower selling, general and administrative costs in the current period were due to reduced legal, third party consulting, site development costs and patent amortization expenses.

Balance Sheet and Available Cash

As of January 31, 2016, total cash, cash equivalents, and marketable securities were $9.5 million, down from $17.4 million on April 30, 2015. As of January 31, 2016 and April 30, 2015, restricted cash was $0.4 million and $0.5 million, respectively. Net cash used in operating activities was $8.1 million during the nine months ended January 31, 2016, compared with $14.8 million for the nine months ended January 31, 2015. The prior year period reflects the return of $4.7 million related to an advance payment received from Australian Renewable Energy Agency while the current year period reflects costs related to increased deployment activity.

Conclusion

Mr. Kirby concluded, "As we progress toward commercialization, we are encouraged by the positive market feedback that we are receiving. We continue to believe that our PowerBuoys will be cost-effective alternatives to incumbent solutions that generally use less reliable and more costly sources of power. We also believe that our PowerBuoy will enable new applications given its ability to generate and make available power in remote offshore locations where it hasn’t been previously available. We continue to discuss new opportunities to partner on new projects and applications with potential customers, and we believe these opportunities are the key to achieving first sales or leases leading to sustainable revenues in the future.”

Conference Call Details

The Company will host a conference call and webcast to review financial and operating results. The call will be held on Friday, March 11, 2016 at 2:00 pm eastern time. Please call (844) 864-2538 and enter pass code 67375951. Additionally, the call will be webcast live at the Company's website at www.oceanpowertechnologies.com. A telephonic replay will be available from 5:00 p.m. eastern time the day of the teleconference until March 18, 2016. To listen to the archived call, dial (800) 585-8367 and enter pass code 67375951, or access the webcast replay via the Company website at www.oceanpowertechnologies.com, where a transcript will be posted once available.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in ocean wave energy conversion. OPT’s proprietary PowerBuoy® technology is based on a scalable and modular design. OPT specializes in cost-effective and environmentally sound ocean wave based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release

FINANCIAL TABLES FOLLOW

Additional information may be found in the Company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations section.

Company Contact: Mark A. Featherstone, Chief Financial Officer of OPT Investor Relations Contact: Andrew Barwicki Barwicki Investor Relations Inc.	Phone: 609-730-0400 Phone: 516-662-9461

Consolidated Balance Sheets as of

January 31, 2016 and April 30, 2015

ASSETS	January 31, 2016	April 30, 2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$9,413,258	$17,335,734
Marketable securities	50,000	75,000
Restricted cash	377,101	438,561
Accounts receivable	14,534	103,470
Unbilled receivables	37,465	81,658
Other current assets	214,828	186,641
Total current assets	10,107,186	18,221,064
Property and equipment, net	206,580	263,898
Restricted cash	-	50,000
Other noncurrent assets	295,912	335,924
Total assets	$10,609,678	$18,870,886
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$451,446	$352,827
Accrued expenses	2,718,518	2,507,119
Current portion of long-term debt	75,000	100,000
Total current liabilities	3,244,964	2,959,946
Long-term debt	-	50,000
Deferred credits	600,000	600,000
Total liabilities	3,844,964	3,609,946

Ocean Power Technologies, Inc. Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 50,000,000 shares authorized as of January 31, 2016, and 105,000,000 shares authorized as of April 30, 2015; issued 1,924,234 and 1,838,720 shares, respectively	1,924	1,839
Treasury stock, at cost; 5,705 and 3,866 shares, respectively	(135,938)	(132,016)
Additional paid-in capital	180,951,755	180,803,339
Accumulated deficit	(173,901,826)	(164,755,055)
Accumulated other comprehensive loss	(151,201)	(229,915)
Total Ocean Power Technologies, Inc. stockholders’ equity	6,764,714	15,688,192
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd	-	(427,252)
Total equity	6,764,714	15,260,940
Total liabilities and stockholders’ equity	$10,609,678	$18,870,886

Consolidated Statements of Operations

For the Three and Nine Months Ended January 31, 2016 and 2015

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2016	2015	2016	2015
Revenues	$5,203	$328,511	605,281	$3,616,827
Cost of revenues	5,203	379,106	605,281	4,344,346
Gross loss	-	(50,595)	-	(727,519)
Operating expenses:
Product development costs	1,752,001	1,082,628	5,412,445	2,227,060
Selling, general and administrative costs	1,690,420	1,956,702	5,419,358	7,788,552
Total operating expenses	3,442,421	3,039,330	10,831,803	10,015,612
Operating loss	(3,442,421)	(3,089,925)	(10,831,803)	(10,743,131)
Interest income (expense), net	1,128	6,793	9,963	(48,403)
Other Income (expense), net	(3,114)	-	239,813	185,000
Foreign exchange loss	(188,424)	(246,002)	(194,266)	(467,909)
Loss before income taxes	(3,632,831)	(3,329,134)	(10,776,293)	(11,074,443)
Income tax benefit	1,674,862	1,137,872	1,674,862	1,137,872
Net loss	(1,957,969)	(2,191,262)	(9,101,431)	(9,936,571)
Less: Net (profit) loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	-	5,291	(45,340)	98,154
Net loss attributable to Ocean Power Technologies, Inc	$(1,957,969)	$(2,185,971)	(9,146,771)	$(9,838,417)
Basic and diluted net loss per share	$(1.05)	$(1.25)	(5.07)	$(5.63)
Weighted average shares used to compute basic and diluted net loss per share	1,865,464	1,750,827	1,803,559	1,748,484

Consolidated Statements of Cash Flows

For the Nine Months Ended January 31, 2016 and 2015

(Unaudited)

	Nine Months Ended January 31,
	2016	2015

Cash flows from operating activities:
Net loss	$(9,101,431)	$(9,936,571)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss	194,266	467,909
Depreciation and amortization	83,874	727,188
Loss on disposals of property, plant and equipment	-	3,771.00
Compensation expense related to stock option grants and restricted stock	298,169	238,657
Changes in operating assets and liabilities:
Accounts receivable	88,936	289,740
Unbilled receivables	44,193	(151,855)
Other current assets	(29,704)	229,910
Other noncurrent assets	26,560	(134,126)
Accounts payable	97,743	(348,795)
Accrued expenses	221,373	(435,950)
Return of advance payment to ARENA	-	(4,709,055)
Unearned revenues	-	(992,447)
Net cash used in operating activities	(8,076,021)	(14,751,624)
Cash flows from investing activities:
Purchases of marketable securities	-	(13,796,959)
Maturities of marketable securities	25,000	28,240,840
Restricted cash	111,460	6,787,329
Purchases of equipment	(23,524)	(54,466)
Net cash provided by investing activities	112,936	21,176,744
Cash flows from financing activities:
Repayment of debt	(75,000)	(75,000)
Proceeds from the sale of common stock, net of issuance costs	204,923	650
Acquisition of treasury stock	(3,922)	(1,309)
Net cash (used in) provided by financing activities	126,001	(75,659)
Effect of exchange rate changes on cash and cash equivalents	(85,392)	(339,214)
Net change in cash and cash equivalents	(7,922,476)	6,010,247
Cash and cash equivalents, beginning of period	17,335,734	13,858,659
Cash and cash equivalents, end of period	$9,413,258	$19,868,906